Filed Pursuant to Rule 424(b)(3) and (c)

File Number 333-236474

Prospectus Supplement No. 2 to Prospectus dated August 4, 2020

14,000,000 Shares of Class A Common Stock of

ALPINE 4 TECHNOLOGIES LTD.

_____________________________________________

This Prospectus Supplement No. 2 supplements the Prospectus of Alpine 4 Technologies Ltd. (“Alpine 4”) dated August 4, 2020 (the “Prospectus”), which was part of the registration statement filed to register the resale of shares by Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to a purchase agreement between Alpine 4 and Lincoln Park.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 and is qualified by reference to the Prospectus and Prospectus Supplement No. 1 except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus and Prospectus Supplement No. 1.

This Prospectus Supplement No. 2 includes the attached report, as set forth below, as filed by Alpine 4, with the Securities and Exchange Commission.

•	The Company's Quarterly Report on Form 10-Q, for the quarter ended September 30, 2020, filed with the SEC on November 16, 2020.
•	The Company’s Current Report on Form 8-K, filed with the SEC on February 8, 2021.

The purchase of our stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of our Prospectus for a discussion of factors you should carefully consider before purchasing the shares offered by the Prospectus.

______________________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved of these securities or determined of the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is February 8, 2021.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

[X]           QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2020

[   ]           TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number:  000-55205

Alpine 4 Technologies Ltd.

(Exact name of registrant as specified in its charter)

Delaware	46-5482689
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2525 E Arizona Biltmore Circle, Suite 237
Phoenix, AZ	85016
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 480-702-2431

 (Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒       No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐       No ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(1) of the Exchange Act. ☒

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date:  As of November 16, 2020, the issuer had 115,577,860 shares of its Class A common stock issued and outstanding, 9,023,088 shares of its Class B common stock issued and outstanding and 11,572,267 shares of its Class C common stock issued and outstanding.

PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements.

	September 30,	December 31,
	2020	2019
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash	$162,835	$302,486
Accounts receivable	8,132,739	8,731,565
Contract assets	508,746	667,724
Inventory, net	2,429,323	2,401,242
Prepaid expenses and other current assets	34,271	269,289
Total current assets	11,267,914	12,372,306

Property and equipment, net	19,678,862	17,157,845
Intangible asset, net	2,586,818	2,774,618
Right of use assets, net	653,408	660,032
Goodwill	2,077,353	2,517,453
Other non-current assets	326,744	319,344

TOTAL ASSETS	$36,591,099	$35,801,598

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$4,827,023	$5,148,805
Accrued expenses	2,196,556	2,676,651
Contract liabilities	98,492	170,040
Derivative liabilities	-	2,298,609
Deposits	-	12,509
Notes payable, current portion	7,493,848	8,724,171
Notes payable, related parties, current portion	303,183	341,820
Convertible notes payable, current portion, net of discount of $339,299 and $846,833	565,813	1,110,118
Financing lease obligation, current portion	621,066	377,330
Operating lease obligation, current portion	319,703	266,623
Contingent consideration	-	500,000
Total current liabilities	16,425,684	21,626,676

Notes payable, net of current portion	15,113,771	9,850,184
Convertible notes payable, net of current portion	1,666,954	1,673,688
Financing lease obligations, net of current portion	15,854,171	13,696,011
Operating lease obligations, net of current portion	354,889	403,931
Contingent consideration	228,000	-
Deferred tax liability	521,250	521,250

TOTAL LIABILITIES	50,164,719	47,771,740

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized	-	-
Series B preferred stock; $1.00 stated value; 100 shares authorized, 5 and 0 shares issued
and outstanding at September 30, 2020 and December 31, 2019	5	-
Series C preferred stock: $3.50 stated value; 2,028,572 authorized, 0 issued and outstanding as of September 30, 2020.
Class A Common stock, $0.0001 par value, 125,000,000 shares authorized, 113,577,860 and 100,070,161
shares issued and outstanding at September 30, 2020 and December 31, 2019	11,357	10,007
Class B Common stock, $0.0001 par value, 10,000,000 shares authorized, 9,023,088 and 5,000,000
shares issued and outstanding at September 30, 2020 and December 31, 2019	902	500
Class C Common stock, $0.0001 par value, 15,000,000 shares authorized, 11,572,267 and 9,955,200
shares issued and outstanding at September 30, 2020 and December 31, 2019	1,158	996
Additional paid-in capital	21,870,874	19,763,883
Accumulated deficit	(35,457,916)	(31,745,528)
Total stockholders' deficit	(13,573,620)	(11,970,142)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$36,591,099	$35,801,598

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ALPINE 4 TECHNOLOGIES, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue	$8,729,633	$7,088,182	$26,608,093	$20,690,014
Cost of revenue	7,390,406	5,311,323	21,553,106	15,542,194
Gross Profit	1,339,227	1,776,859	5,054,987	5,147,820

Operating expenses:
General and administrative expenses	1,911,278	1,739,867	7,225,280	5,509,996
Impairment loss of intangible asset and goodwill	-	-	1,111,600	-
Total operating expenses	1,911,278	1,739,867	8,336,880	5,509,996
Loss from operations	(572,051)	36,992	(3,281,893)	(362,176)

Other income (expenses)
Interest expense	(1,139,462)	(698,844)	(3,694,531)	(2,736,968)
Change in value of derivative liability	-	3,389,116	2,298,609	(689,369)
Gain (loss) on extinguishment of debt	253,063	-	344,704	-
Change in fair value of contingent consideration	-	-	500,000	-
Bargain purchase gain	64,371	-	64,371	-
Other income	(5,783)	77,918	56,352	206,681
Total other income (expenses)	(827,811)	2,768,190	(430,495)	(3,219,656)

Income (loss) before income tax	(1,399,862)	2,805,182	(3,712,388)	(3,581,832)

Income tax (benefit)	-	-	-	-

Income (loss) from continuing operations	(1,399,862)	2,805,182	(3,712,388)	(3,581,832)

Discontinued operations:
Loss from operations of discontinued operations	-	-	-	(95,179)
Gain on disposition of discontinued operations	-	-	-	2,515,028
Total discontinued operations	-	-	-	2,419,849

Net income (loss)	$(1,399,862)	$2,805,182	$(3,712,388)	$(1,161,983)

Weighted average shares outstanding :
Basic	131,934,084	101,810,802	130,111,673	62,450,846
Diluted	131,934,084	237,269,687	138,238,550	62,450,846

Basic Income (loss) per share
Continuing operations	$(0.01)	$0.03	$(0.03)	$(0.06)
Discontinued operations	-	$-	-	$0.04
	$(0.01)	0.03	$(0.03)	(0.02)

Diluted income (loss) per share
Continuing operations	$(0.01)	$(0.00)	$(0.04)	$(0.06)
Discontinued operations	-	$-	-	$0.04
	$(0.01)	(0.00)	$(0.04)	(0.02)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ALPINE 4 TECHNOLOGIES, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
									Additional		Total
	Series B Preferred Stock		Class A Common Stock		Class B Common Stock		Class C Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2019	-	$-	100,070,161	$10,007	5,000,000	$500	9,955,200	$996	$19,763,883	$(31,745,528)	$(11,970,142)

Issuance of shares of common stock for cash	-	-	3,941,753	394	-	-	-	-	249,606	-	250,000
Issuance of shares of common stock for convertible note payable and accrued interest	-	-	4,648,879	464	-	-	-	-	696,868	-	697,332
Issuance of shares of common stock for debt settlement	-	-	1,617,067	162	-	-	1,617,067	162	330,204	-	330,528
Issuance of shares of common stock for penalty	-	-	300,000	30	-	-	-	-	44,670	-	44,700
Issuance of shares of common stock for compensation	-	-	-	-	4,023,088	402	-	-	603,061	-	603,463
Issuance of shares of series B preferred stock	5	5	-	-	-	-	-	-	-	-	5
Share-based compensation expense	-	-	-	-	-	-	-	-	19,556	-	19,556
Net income	-	-	-	-	-	-	-	-	-	250,388	250,388

Balance, March 31, 2020	5	5	110,577,860	11,057	9,023,088	902	11,572,267	1,158	21,707,848	(31,495,140)	(9,774,170)

Share-based compensation expense	-	-	-	-	-	-	-	-	19,556	-	19,556
Net loss	-	-	-	-	-	-	-	-	-	(2,562,914)	(2,562,914)

Balance, June 30, 2020	5	5	110,577,860	11,057	9,023,088	902	11,572,267	1,158	21,727,404	(34,058,054)	(12,317,528)

Issuance of shares of common stock for cash	-	-	3,000,000	300	-	-	-	-	123,700	-	124,000
Share-based compensation expense	-	-	-	-	-	-	-	-	19,770	-	19,770
Net loss	-	-	-	-	-	-	-	-	-	(1,399,862)	(1,399,862)

Balance, September 30, 2020	5	$5	113,577,860	$11,357	9,023,088	$902	11,572,267	$1,158	$21,870,874	$(35,457,916)	$(13,573,620)

Balance, December 31, 2018	-	$-	26,567,410	$2,657	5,000,000	$500	-	$-	$17,018,509	$(28,520,094)	$(11,498,428)

Issuance of shares of common stock for convertible note payable and accrued interest	-	-	1,670,000	167	-	-	-	-	26,421	-	26,588
Derivative liability resolution	-	-	-	-	-	-	-	-	10,993	-	10,993
Share-based compensation expense	-	-	-	-	-	-	-	-	19,341	-	19,341
Net income	-	-	-	-	-	-	-	-	-	989,511	989,511

Balance, March 31, 2019	-	-	28,237,410	2,824	5,000,000	500	-	-	17,075,264	(27,530,583)	(10,451,995)

Issuance of shares of common stock for convertible note payable and accrued interest	-	-	33,975,924	3,398	-	-	-	-	232,551	-	235,949
Derivative liability resolution	-	-	-	-	-	-	-	-	332,703	-	332,703
Share-based compensation expense	-	-	-	-	-	-	-	-	19,556	-	19,556
Net loss	-	-	-	-	-	-	-	-	-	(4,956,676)	(4,956,676)

Balance, June 30, 2019	-	-	62,213,334	6,222	5,000,000	500	-	-	17,660,074	(32,487,259)	(14,820,463)

Issuance of shares of common stock for convertible note payable and accrued interest	-	-	32,956,827	3,295	-	-	-	-	258,004	-	261,299
Issuance of shares of common stock for dividend	-	-	-	-	-	-	7,097,594	710	91,559	(92,269)	-
Conversion of Class B common stock to Class A common stock	-	-	200,000	20	(200,000)	(20)	-	-	-	-	-
Issuance of shares of common stock for services	-	-	-	-	200,000	20	2,772,606	277	38,347	-	38,644
Derivative liability resolution	-	-	-	-	-	-	-	-	490,047	-	490,047
Share-based compensation expense	-	-	-	-	-	-	-	-	19,770	-	19,770
Net income	-	-	-	-	-	-	-	-	-	2,805,182	2,805,182

Balance, September 30, 2019	-	$-	95,370,161	$9,537	5,000,000	$500	9,870,200	$987	$18,557,801	$(29,774,346)	$(11,205,521)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ALPINE 4 TECHNOLOGIES, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2020	2019

OPERATING ACTIVITIES:
Net loss	$(3,712,388)	$(1,161,983)
Adjustments to reconcile net lossto
net cash used in operating activities:
Depreciation	1,356,304	710,133
Amortization	226,300	135,487
Gain on extinguishment of debt	(344,704)	-
Change in fair value of derivative liabilities	(2,298,609)	689,369
Stock issued for services	-	38,644
Change in fair value of contingent consideration	(500,000)	-
Stock issued for penalty interest	44,700	-
Employee stock compensation	58,887	58,667
Amortization of debt discounts	507,534	932,111
Gain on disposal of discontinued operations	-	(2,515,028)
Issuance of convertible debentures for interest	-	128,777
Operating lease expense	200,165	170,409
Bargain purchase gain	(64,371)	-
Impairment loss of intangible asset and goodwill	1,111,600	-
Write off of inventory	127,919
Change in current assets and liabilities:
Accounts receivable	2,542,306	(508,081)
Inventory	(146,925)	(478,249)
Contract assets	158,978	-
Prepaid expenses and other assets	141,147	(56,449)
Accounts payable	(661,933)	346,378
Accrued expenses	159,828	1,596,304
Contract liabilities	(71,548)	-
Operating lease liability	(189,503)	(162,405)
Deposits	(12,509)	-
Deferred revenue	-	(25,287)
Net cash provided by (used in) operating activities	(1,366,822)	(101,203)

INVESTING ACTIVITIES:
Capital expenditures	(75,670)	(48,878)
Cash paid for acquisitions, net of cash acquired	(2,513,355)	(1,967,606)
Net cash used in investing activities	(2,589,025)	(2,016,484)

FINANCING ACTIVITIES:
Proceeds from the sale of common stock	374,000	-
Proceeds from issuances of notes payable, related parties	47,000	282,320
Proceeds from issuances of notes payable, non-related party	4,644,817	500,000
Proceeds from issuances of convertible notes payable	-	103,000
Proceeds from financing lease	2,000,000	3,267,000
Repayments of notes payable, related parties	(217,822)	(72,500)
Repayments of notes payable, non-related party	(1,745,647)	(1,579,013)
Repayments of convertible notes payable	(270,294)	(787,700)
Proceeds from (repayment of) line of credit, net	(660,764)	582,046
Cash paid on financing lease obligations	(355,094)	(133,652)
Net cash provided by financing activities	3,816,196	2,161,501

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	(139,651)	43,814

CASH AND RESTRICTED CASH, BEGINNING BALANCE	302,486	414,516

CASH AND RESTRICTED CASH, ENDING BALANCE	$162,835	$458,330

CASH PAID FOR:
Interest	$2,857,895	$1,768,533
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Penalty interest added to debt	$15,000	$-
Common stock issued for convertible note discount and accrued interest	$697,332	$523,836
Common stock issued for debt settlement	$330,528	$-
Issuance of note payable for acquisition	$2,300,000	$3,450,000
Debt discount due to derivative liabilities	$-	$103,000
Release of derivative liability	$-	$833,743
ROU asset and operating lease obligation recognized underTopic 842	$193,541	$891,413
Goodwill adjustment to intangible asset for APF acquisition	$-	$790,000
Class C common stock issued for dividend	$-	$92,269
Common stock issued to settle unpaid salaries	$603,463	$-
Equipment purchased on financing lease	$756,990	$-
Other asset reclassified to fixed asset	$86,471	$-
Interest added to note payable - related party	$134,185	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Alpine 4 Technologies Ltd.

Notes to Unaudited Consolidated Financial Statements

For the Nine months Ended September 30, 2020

(Unaudited)

Note 1 – Organization and Basis of Presentation

The unaudited financial statements were prepared by Alpine 4 Technologies Ltd. (‘we”, “our”, the "Company"), pursuant to the rules and regulations of the Securities Exchange Commission ("SEC"). The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") were omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and footnotes included in the Company's Annual Report on Form 10-K filed with the SEC on June 1, 2020. The results for the nine months ended September 30, 2020, are not necessarily indicative of the results to be expected for the year ending December 31, 2020.

Description of Business

The Company was incorporated under the laws of the State of Delaware on April 22, 2014.  The Company was formed to serve as a vehicle to affect an asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business.  Effective January 1, 2019, the Company purchased Morris Sheet Metal Corp., an Indiana corporation, JTD Spiral, Inc. a wholly owned subsidiary of MSM, an Indiana corporation, Morris Enterprises LLC, an Indiana limited liability company and Morris Transportation LLC, an Indiana limited liability company (collectively “Morris”) (see Note 9).  Effective November 6, 2019, the Company purchased Deluxe Sheet Metal, Inc., an Indiana corporation, DSM Holding, LLC, an Indiana limited liability company, and Lonewolf Enterprises, LLC, an Indiana limited liability company (collectively “Deluxe”) (see Note 9).  Effective February 21, 2020, the Company purchased Excel Fabrication, LLC., an Idaho Limited Liability Company (“Excel”) (See Note 9).  The Company is a technology holding company owning seven companies (ALTIA, LLC; Quality Circuit Assembly, Inc. ("QCA"); American Precision Fabricators, Inc., an Arkansas corporation (“APF”), Morris, Deluxe and Excel.

Note 2 - Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries as of September 30, 2020, and December 31, 2019.  Significant intercompany balances and transactions have been eliminated.

Basis of presentation

The accompanying financial statements present the balance sheets, statements of operations, stockholders' deficit and cash flows of the Company. The financial statements have been prepared in accordance with U.S. GAAP.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances.  Actual results could differ from those estimates. The ultimate impact from COVID-19 on the Company’s operations and financial results during 2020 will depend on, among other things, the ultimate severity and scope of the pandemic, the pace at which governmental and private travel restrictions and public concerns about public gatherings will ease, the rate at which historically large increases in unemployment rates will decrease, if at all, and whether, and the speed with which the economy recovers. We are not able to fully quantify the impact that these factors will have on our financial results during 2020 and beyond, but expect developments related to COVID-19 to materially affect the Company’s financial performance in 2020.

Reclassification

Certain prior year amounts have been reclassified to conform to the current period presentation.  These reclassifications had no impact on net earnings and financial position.

Advertising

Advertising costs are expensed when incurred.  All advertising takes place at the time of expense.  We have no long-term contracts for advertising.  Advertising expense for all periods presented were not significant.

Cash

Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days.   As of September 30, 2020, and December 31, 2019, the Company had no cash equivalents.

The following table provides a reconciliation of cash and restricted cash reported within the accompanying consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows.

	September 30,	September 30,
	2020	2019
Cash	$162,835	$251,019
Restricted cash included in other non-current assets	-	207,311
Total cash and restricted cash shown in the consolidated statements of cash flows	$162,835	$458,330

Major Customers

The Company had one customer that made up 7% of accounts receivable as of September 30, 2020.  The Company had one customer that made up 7% of accounts receivable as of December 31, 2019.

For the nine months ended September 30, 2020, the Company had one customer that made up 10% of total revenues.  For the nine months ended September 30, 2019, the Company had two customers that made up 14% and 11%, respectively, of total revenues.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.  As of September 30, 2020, and December 31, 2019, allowance for bad debt was $0 and $0, respectively.

Inventory

Inventory for all subsidiaries, except Deluxe, is valued at weighted average and first-in; first-out basis for Deluxe. Management compares the cost of inventory with its net realizable value and an allowance is made to write down inventory to net realizable value, if lower.  Inventory is segregated into three areas, raw materials, work-in-process and finished goods.  Inventory, net at September 30, 2020 and December 31, 2019 consists of:

	September 30,	December 31,
	2020	2019
Raw materials	$1,625,530	$1,791,733
Work in process	88,224	576,196
Finished goods	715,569	59,972
	2,429,323	2,427,901
Reserve	-	(26,659)
Inventory, net	$2,429,323	$2,401,242

Property and Equipment

Property and equipment are carried at cost less depreciation. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets, which range from five years to 39 years as follows:

Automobiles & Trucks	5 to 7 years
Buildings and improvements	15 to 39 years
Leasehold Improvements	15 years or time remaining on lease (whichever is shorter)
Machinery and equipment	5 to 7 years

Maintenance and repair costs are charged against income as incurred.  Significant improvements or betterments are capitalized and depreciated over the estimated life of the asset.

Property and equipment consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30,	December 31,
	2020	2019
Automobiles and trucks	$918,602	$563,614
Machinery and equipment	5,328,093	3,792,964
Office furniture and fixtures	119,546	119,526
Building	16,167,000	14,167,000
Leasehold improvements	-	12,816
Total Property and equipment	22,533,241	18,655,920
Less: Accumulated depreciation	(2,854,379)	(1,498,075)
Property and equipment, net	$19,678,862	$17,157,845

During the year ended December 31, 2019, the Company terminated its lease agreement for the building it leased in San Diego, California which removed $3,895,000 and $294,525 from building and leasehold improvements, respectively.  The lease of the San Diego building was accounted for as a capital lease.  In addition, as part of the termination, the Company issued the landlord a note payable in the amount of $2,740,000. (See Note 5)

Purchased Intangibles and Other Long-Lived Assets

The Company amortizes intangible assets with finite lives over their estimated useful lives, which range between three and fifteen years as follows:

Customer lists	3 to 15 years
Non-compete agreements	15 years
Software development	5 years

Intangible assets consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30,	December 31,
	2020	2019
Software	$278,474	$278,474
Noncompete	100,000	100,000
Customer lists	2,781,187	2,861,187
Total Intangible assets	3,159,661	3,239,661
Less: Accumulated amortization	(572,843)	(465,043)
Intangibles, net	$2,586,818	$2,774,618

During the nine months ended September 30, 2020, the Company determined that due to the loss of a significant customer, the customer list for APF was impaired and took a charge to earnings of $671,500.

Expected amortization expense of intangible assets over the next 5 years and thereafter is as follows:

Twelve Months Ending September 30,
2021	$490,960
2022	490,960
2023	449,473
2024	154,028
2025	154,028
Thereafter	847,369
Total	$2,586,818

Other long-term assets consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30,	December 31,
	2020	2019
Deposits	$293,327	$285,927
Other	33,417	33,417
	$326,744	$319,344

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 360, Accounting for the Impairment of Long-Lived Assets.  This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset.  During the nine months ended September 30, 2020, the Company determined that the customer list for APF was impaired and took a charge to earnings of $671,500.  During all other periods presented, there have been no impairment losses.

Goodwill

In financial reporting, goodwill is not amortized, but is tested for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  Events that result in an impairment review include significant changes in the business climate, declines in our operating results, or an expectation that the carrying amount may not be recoverable.  We assess potential impairment by considering present economic conditions as well as future expectations.  All assessments of goodwill impairment are conducted at the individual reporting unit level.  As of September 30, 2020, and December 31, 2019, the reporting units with goodwill were QCAand Morris.

The Company used qualitative factors according to ASC 350-20-35-3 to determine whether it is more likely than not that the fair value of goodwill is less than its carrying amount. During the nine months ended September 30, 2020, the Company determined that the goodwill for APF was impaired and took a charge to earnings of $440,100.

Fair Value Measurement

The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, convertible notes, notes and line of credit.  The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.  For additional information, please see Note 11 – Derivative Liabilities and Fair Value Measurements.

Revenue Recognition

On January 1, 2018, the Company adopted ASC Topic 606, Revenue from Contracts with Customers using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018.  Results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606.

The following is a summary of the revenue recognition policy for each of the Company’s subsidiaries.

Revenue is recognized under Topic 606 in a manner that reasonably reflects the delivery of its services and products to customers in return for expected consideration and includes the following elements:

·executed contracts with the Company’s customers that it believes are legally enforceable;

·identification of performance obligations in the respective contract;

·determination of the transaction price for each performance obligation in the respective contract;

·allocation the transaction price to each performance obligation; and

·recognition of revenue only when the Company satisfies each performance obligation.

The following is a summary of the revenue recognition policy for each of the Company’s subsidiaries.

ALTIA

Revenues recorded by ALTIA relate primarily to the Company’s 6th Sense Auto service.  The Company accounts for its revenue by deferring the total contract amount and recognizing the amounts over the monthly subscription period, ranging from 12 to 36 months.

QCA and Excel Fabrication

QCA and Excel Fabrication are contract manufacturers and recognize revenue when the products have been built and control has been transferred to the customer.  If a deposit for product or service is received prior to completion, the payment is recorded to deferred revenue until such point the product or services meets our revenue recognition policy.  Management assesses the materiality and likelihood of warranty work and returns, and records reserves as needed.  For all periods presented, management determined that the warranty and returns would be immaterial.

APF

APF is a contract manufacturer and recognizes revenue when the products have been built and control has been transferred to the customer.  If a deposit for product or service is received prior to completion, the payment is recorded to deferred revenue until such point the product or services meets our revenue recognition policy.  Management assesses the materiality and likelihood of warranty work and returns, and records reserves as needed.  For all periods presented, management determined that the warranty and returns would be immaterial.

Morris Sheet Metal and Deluxe Sheet Metal

For our construction contracts, revenue is generally recognized over time as our performance creates or enhances an asset that the customer controls as it is created or enhanced. Our fixed price construction projects generally use a cost-to-cost input method to measure our progress towards complete satisfaction of the performance obligation as we believe it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation.  For certain of our revenue streams, that are performed under time and materials contracts, our progress towards complete satisfaction of such performance obligations is measured using an output method as the customer receives and consumes the benefits of our performance completed to date.  Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. When the current estimate of total costs for a performance obligation indicate a loss, a provision for the entire estimated loss on the unsatisfied performance obligation is made in the period in which the loss becomes evident.

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from our construction projects when revenues recognized under the cost-to-cost measure of progress exceed the amounts invoiced to our customers, as the amounts cannot be billed under the terms of our contracts. Such amounts are recoverable from our customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract. In addition, many of our time and materials arrangements, are billed pursuant to contract terms that are standard within the industry, resulting in contract assets being recorded, as revenue is recognized in advance of billings.  Our contract assets do not include capitalized costs to obtain and fulfill a contract. Contract assets are generally classified as current within the consolidated balance sheets.

Contract liabilities from our construction contracts arise when amounts invoiced to our customers exceed revenues recognized under the cost-to-cost measure of progress. Contract liabilities additionally include advanced payments from our customers on certain contracts. Contract liabilities decrease as we recognize revenue from the satisfaction of the related performance obligation.

Contract Retentions

As of September 30, 2020, and December 31, 2019, accounts receivable included retainage billed under terms of our contracts. These retainage amounts represent amounts which have been contractually invoiced to customers where payments have been partially withheld pending the achievement of certain milestones, satisfaction of other contractual conditions or completion of the project.

Earnings (loss) per share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued. The only potentially dilutive securities outstanding during the periods presented were the convertible debt and options.  The following table illustrates the computation of basic and diluted EPS for the three and nine months ended September 30, 2020 and 2019:

	For the Three Months Ended September 30, 2020			For the Three Months Ended September 30, 2019
	Net Income (Loss)	Shares	Per Share Amount	Net Income (Loss)	Shares	Per Share Amount
Basic EPS
Income (loss) available to stockholders	$(1,399,862)	131,934,084	$(0.01)	$2,805,182	101,810,802	$0.03
Effect of Dilutive Securities
Convertible debt	-	-	-	(3,468,509)	135,458,885	-
Dilute EPS
Income (loss) available to stockholders plus
assumed conversions	$(1,399,862)	131,934,084	$(0.01)	$(663,327)	237,269,687	$(0.00)

	For the Nine Months Ended September 30, 2020			For the Nine Months Ended September 30, 2019
	Net Income (Loss)	Shares	Per Share Amount	Net Income (Loss)	Shares	Per Share Amount
Basic EPS
Income (loss) available to stockholders	$(3,712,388)	130,111,673	$(0.03)	$(1,161,983)	62,450,846	$(0.02)
Effect of Dilutive Securities
Convertible debt	(1,557,294)	8,126,877	-	-	-	-
Dilute EPS
Income (loss) available to stockholders plus
assumed conversions	$(5,269,682)	138,238,550	$(0.04)	$(1,161,983)	62,450,846	$(0.02)

Stock-based compensation

The Company accounts for equity instruments issued in exchange for the receipt of goods or services in accordance with ASC 718-10, Compensation – Stock Compensation. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable.

Income taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry forwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods, the Company's experience with operating loss and tax credit carry forwards not expiring unused, and tax planning alternatives.

The Company recorded valuation allowances on the net deferred tax assets.  Management will reassess the realization of deferred tax assets based on the accounting standards for income taxes each reporting period. To the extent that the financial results of operations improve, and it becomes more likely than not that the deferred tax assets are realizable, the Company will be able to reduce the valuation allowance.

Significant judgment is required in evaluating the Company's tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments, and which may not accurately anticipate actual outcomes.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 Derivatives and Hedging to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings.  If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 Debt with Conversion and Other Options for consideration of any beneficial conversion features.

Related Party Disclosure

ASC 850, Related Party Disclosures, requires companies to include in their financial statements disclosures of material related party transactions. The Company discloses all material related party transactions. Related parties are defined to include any principal owner, director or executive officer of the Company and any immediate family members of a principal owner, director or executive officer.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to improve financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope. The new standard represents significant changes to accounting for credit losses.  Full lifetime expected credit losses will be recognized upon initial recognition of an asset in scope.  The current incurred loss impairment model that recognizes losses when a probable threshold is met will be replaced with the expected credit loss impairment method without recognition threshold.  The expected credit losses estimate will be based upon historical information, current conditions, and reasonable and supportable forecasts.  This ASU as amended by ASU 2019-10, is effective for fiscal years beginning after December 15, 2023.  The Company is currently evaluating the effect of this ASU on the Company’s consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350)—Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the accounting for goodwill impairments by eliminating the requirement to compare the implied fair value of goodwill with its carrying amount as part of step two of the goodwill impairment test referenced in ASC 350, Intangibles - Goodwill and Other. As a result, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the impairment loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual reporting periods beginning after December 15, 2019, including any interim impairment tests within those annual periods, with early application permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021.  The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted.  The Company is currently evaluating the effect of this ASU on the Company’s consolidated financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future financial statements.

Note 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis. The working capital of the Company is currently negative and causes doubt as to the ability of the Company to continue. The Company requires capital for its operational and marketing activities.  The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company's plan of operations, and its ultimate transition to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

In order to mitigate the risk related with the going concern uncertainty, the Company has a three-fold plan to resolve these risks.  First, the acquisitions of QCA, Morris, Deluxe and Excel have allowed for an increased level of cash flow to the Company.  Second, the Company is considering other potential acquisition targets that, like QCA, Morris, Deluxe and Excel should increase income and cash flow to the Company.  Third, the Company plans to issue additional shares of common stock for cash and services during the next 12 months and has engaged professional service firms to provide advisory services in connection with that capital raise.

Note 4 – Leases

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company must discount lease payments based on an estimate of its incremental borrowing rate.

As of September 30, 2020, the future minimum financing and operating lease payments were as follows:

	Finance	Operating
Twelve Months Ending September 30,	Leases	Leases
2021	$1,930,643	$400,063
2022	1,958,000	175,319
2023	1,986,373	104,648
2024	1,972,499	106,680
2025	1,896,908	53,848
Thereafter	18,025,250	0
Total payments	27,769,673	840,558
Less: imputed interest	(11,294,436)	(165,966)
Total obligation	16,475,237	674,592
Less: current portion	(621,066)	(319,703)
Non-current capital leases obligations	$15,854,171	$354,889

Finance Leases

On April 5, 2018, the Company acquired APF.  In order to fund a portion of the acquisition price, the Company simultaneously entered into a sale leaseback transaction with a third-party lender whereby the building acquired from APF was sold for $1,900,000, and leased back to the company for a period of 15 years at a monthly rate of $15,833, subject to an annual increase of 2% throughout the term of the lease.  The Company had no gain or loss resulting from the sale of the property, and the resulting lease qualifies as a capital lease.  As a result, the Company has capitalized the cost of the building and the resulting capital lease obligation liability of $1,900,000.  The payments related to this lease are reflected in the table above. On October 1, 2020 an amendment and consent to assignment was executed between the landlord and Excel and QCA.

On January 1, 2019, the Company acquired Morris.  In order to fund a portion of the acquisition price, the Company simultaneously entered into a sale leaseback transaction with a third-party lender whereby the building acquired from Morris was sold for $3,267,000, and leased back to the company for a period of 15 years at a monthly rate of $27,500, subject to an annual increase of 2% throughout the term of the lease.  The transaction did not qualify as a sale and leaseback transaction under Topic 842 and as such was accounted for as a financing lease.  The payments related to this lease are reflected in the table above.

On November 6, 2019, the Company acquired Deluxe.  In order to fund a portion of the acquisition price, the Company simultaneously entered into a sale leaseback transaction with a third-party lender whereby the building acquired from Deluxe was sold for $9,000,000, and leased back to the company for a period of 15 years at a monthly rate of $75,000, subject to an annual increase of 2.5% throughout the term of the lease.  The transaction did not qualify as a sale and leaseback transaction under Topic 842 and as such was accounted for as a financing lease.  The payments related to this lease are reflected in the table above.

On February 21, 2020, the Company acquired Excel.  In order to fund a portion of the acquisition price, the Company simultaneously entered into a sale leaseback transaction with a third-party lender whereby the building acquired from Excel was sold for $2,000,000, and leased back to the Company for a period of 15 years at a monthly rate of $18,700 for the first five years, subject to annual increases throughout the term of the lease.  The transaction did not qualify as a sale and leaseback transaction under Topic 842 and as such was accounted for as a financing lease.  The payments related to this lease are reflected in the table above.

During the nine months ended September 30, 2020, the Company entered into three finance leases for equipment totaling $756,990. Each has a 60 month term with an interest rate ranging from 6.7% to 9%.

Operating Leases

The table below presents the lease related assets and liabilities recorded on the Company’s consolidated balance sheets as of September 30, 2020 and December 31, 2019:

		September 30	December 31,
	Classification on Balance Sheet	2020	2019
Assets
Operating lease assets	Operating lease right of use assets	$653,408	$660,032
Total lease assets		$653,408	$660,032

Liabilities
Current liabilities
Operating lease liability	Current operating lease liability	$319,703	$266,623
Noncurrent liabilities
Operating lease liability	Long-term operating lease liability	354,889	403,931
Total lease liability		$674,592	$670,554

During the nine months ended September 30, 2020, the Company amended its lease for its office space in Phoenix, Arizona through March 2025. As a result of this amendment, the Company remeasured the right of use asset and liability and recorded an additional $193,541 in right of use asset on the date of the modification.

The lease expense for the nine months ended September 30, 2020 was $280,613.  The cash paid under operating leases during the nine months ended September 30, 2020 was $245,354  At September 30, 2020, the weighted average remaining lease terms were 3.10 years and the weighted average discount rate was 15%.

Note 5 – Notes Payable

In May 2018, APF secured a line of credit with Crestmark, providing for borrowings up to $1,000,000 at a variable interest rate, collateralized by APF’s outstanding accounts receivable.  In February 2019 the Company moved the Crestmark line of credit to FSW with a variable interest and collateralized by APF’s accounts receivable.  In January 2020 the Company received a default notice from Crestmark regarding noncompliance with certain loan covenants, including but not limited to, QCA’s failure to maintain a tangible net worth as contained in the loan agreement. QCA’s credit line with Crestmark totaled $2,800,000 and was restructured from an ABL line of credit to a ledger line of credit.  In addition, a minimum interest of 7.75% interest was imposed; an exit fee of 1% through January 31, 2021 and the financial covenant replaced with a requirement for QCA to maintain a free cash flow of at least $1.00 beginning with QCA’s financial statements as of January 31, 2020. The CEO has also validity guaranteed the $2.8 million line of credit with Crestmark. In addition with the acquisitions of Morris, Deluxe and Excel, the Company secured four lines of credit with Advanced Energy Capital for borrowings up to $6,250,000 at variable interest rates, collateralized by their respective accounts receivable.

On February 22, 2018, the Company issued a $3,000,000 note payable under the Amended and Restated Secured Promissory Note with the seller of VWES.  The note is secured by the assets of VWES and bears interest at 7% per annum and is due in semi-annual payments of $150,000 commencing on June 1, 2018, through June 1, 2020. The remaining principal and accrued interest is due on the 3 year anniversary.  The Company is not current on its payments on the note.  The balance as of September 30, 2020 is $2,857,500.

On April 5, 2018, the Company issued two secured promissory notes in the aggregate principal amount of $1,950,000 (“Secured APF Notes”) as part of the consideration for the purchase of APF.  The Secured APF Notes are secured by the equipment, customer accounts and intellectual property of the Company, and all of the products and proceeds from any of the assets of APF.  The Secured APF Notes bear interest at 4.25% per annum and have aggregate monthly payments of $19,975 for the first 23 months, with a balloon payment due in April 2020 for the remaining principal and interest outstanding.  During the nine months ended September 30, 2020, the Company amended both of the notes.  The noteholders forgave all $450,000 of the $450,000 convertible notes (See Note 7) in exchange for an increase in their notes payable of $67,617. The principal amount of their notes payable was amended to $1,689,000 at 0% interest with weekly payments of $4,086 and the balance to be paid on May 27, 2022.  The Company recognized a gain on settlement of debt of $382,384 related to these transactions. The Company made payments on the note after the settlement of $62,019.  The balance of these notes at September 30, 2020 was $1,626,981.

On May 3, 2018, the Company entered into an equipment note with a lender for total borrowings of $630,750, which is secured by the equipment of APF.  The note bears interest at 10.25% per annum and is payable in weekly payments of $3,795 commencing on the loan date through May 4, 2022.

In connection with the Morris acquisition in January 2019, the Company issued three subordinated secured promissory notes for an aggregate of $3,100,000.  The notes bear interest at 4.25% per annum, require monthly payment for the first 35 months of $31,755 with any remaining principal and accrued interest due on the 3 year-anniversary.  The Company also issued three supplemental notes payable for an aggregate of $350,000.  The notes bear interest at 4.25% per annum and are due on the 1-year anniversary. In May 2020, the Company amended the three supplemental notes of $116,667 each with the sellers of Morris.  The notes were due January 1, 2020.  Each of the new notes as of the date of amendment had accrued interest of $2,703. This was added to the note resulting in the principal amount of each of the new notes equaling to $119,370.  The amendment required an initial payment of $30,000 for each note, which was made on May 23, 2020, and 8 monthly installments of $10,000 with one final payment of $13,882 through January 2021.  The amended notes have an interest rate of 6%.

In connection with the Deluxe acquisition in November 2019, the Company issued two subordinated secured promissory notes to the seller.  The first note for $1,900,000 bears interest at 4.25% per annum, require monthly payment for the first 35 months of $19,463 with any remaining principal and accrued interest due on the 3 year-anniversary.  The second note for $496,343 bears interest at 8.75% and is due in January 2020. In January 2020, the Company entered into a debt conversion agreement with the seller which fully settled the second note. (See Note 8)

In connection with the Excel acquisition in February 2020, the Company issued a subordinated secured promissory note to the seller.  The note for $2,300,000 bears interest at 4.25% per annum, requires monthly interest only payments for 48 months and is due February 2024. The ending balance for this loan as of September 30, 2020 was $2,212,362.

In November 2019, in connection with the termination of the lease for the San Diego building, the Company issued the landlord a note payable.  The note is for $2,740,000, bears interest at 7% with monthly payments starting at $15,984 and is due in November 2034.

In October and November 2019 the Company entered into two merchant agreements which are secured by rights to customer receipts until the loans have been repaid in full and subject to interest rates ranging from 13% to 20%.  Under the terms of these agreements, the Company will receive the disclosed purchase price of $600,000 and $300,000, respectively and agreed to repay the disclosed purchased amount of $839,400 and $420,000, respectively.  The merchant lenders collect the purchase amounts at the disclosed weekly payment rates of $29,978 and $11,667 over a period of 28 weeks and 36 weeks, respectively.   These loans were personally guaranteed by the CEO and COO. Both merchant agreements were paid in full during the nine months ended September 30, 2020.

In January 2020, the Company entered into a $200,000 term note with Celtic Capital, Inc.  The note is subject to annual interest which is the greater of 13% or 11% plus the 3 month LIBOR rate and requires monthly payments of $3,333 over a period of 60 months.  The note is secured by certain equipment of Deluxe.

In connection with the Excel acquisition, the Company entered into a $425,000 term note with Celtic Capital, Inc. The note is subject to annual interest which is the greater of 13% or 11% plus the 3 month LIBOR rate and requires monthly payments of $7,083 over a period of 60 months.  The note is secured by certain equipment of Excel.

In October 2019 Morris entered into an equipment finance note for $107,997 with an interest rate of 9.4% for 48 monthly payments with Bryn Mawr Equipment Finance Inc.

The Company issued a $48,000 note in January 2020 to a private investor with an interest rate of 15% with a due date of 1 year.

In April and May 2020 the Company received seven loans under the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act totaling $3,896,107.  The loans have terms of 24 months and accrue interest at 1% per annum.  The Company expects some or all of these loans to be forgiven as provided in the CARES Act.

The outstanding balances for the loans were as follows:

	September 30,	December 31,
	2020	2019
Lines of credit, current portion	$3,155,341	$3,816,103
Equipment loans, current portion	333,405	368,011
Term notes, current portion	4,005,102	3,849,273
Merchant loans	-	690,784
Total current	7,493,848	8,724,171
PPP loans	3,896,107	-
Long-term portion of equipment loans and term notes	11,217,664	9,850,184
Total notes payable	$22,607,619	$18,574,355

Future scheduled maturities of outstanding notes payable are as follows:

Twelve Months Ending September 30,
2021	$7,493,848
2022	8,054,830
2023	1,856,918
2024	2,627,594
2025	322,174
Thereafter	2,252,255
Total	$22,607,619

Note 6 – Notes Payable, Related Parties

At September 30, 2020 and December 31, 2019, notes payable due to related parties consisted of the following:

	September 30,	December 31,
	2020	2019
Notes payable; non-interest bearing; due upon demand; unsecured	$3,000	$4,500
Note payable; bearing interest at 8% per annum; due June 30, 2017; unsecured	-	7,500
Series of notes payable, bearing interest at rates from 0% to 20% per annum, with maturity dates from April 2018 to May 2021 unsecured	300,183	329,820
Total notes payable - related parties	$303,183	$341,820

The above notes which are in default as of September 30, 2020 were due on demand by the lenders as of the date of this Report.

Note 7 – Convertible Notes Payable

At September 30, 2020 and December 31, 2019, convertible notes payable consisted of the following:

	September 30,	December 31,
	2020	2019
Series of convertible notes payable issued prior to December 31, 2016, bearing interest at rates of 8% - 20% per annum, with due dates ranging from April 2016 through October 2017. The outstanding principal and interest balances are convertible into shares of Class A common stock at the option of the debt holder at exercise prices ranging from $0.10 to $1 per share.	$25,000	$25,000

Secured convertible notes payable issued to the sellers of QCA on April 1, 2016 for an aggregate of $2,000,000, bearing interest at 5% per annum, due in monthly payments starting on July 1, 2016 and due in full on July 1, 2019.  On August 6 and 11, 2019, the Company extended the due date of the two notes to December 31, 2020 and December 31, 2022, respectively.  In May and June 2020, these convertible notes were amended -- see (A) below. The outstanding principal and interest balances are convertible after 12 months into Class A common stock at the option of the debt holder at a conversion price of $1 per share.

	1,352,066	1,324,588
Convertible note payable issued in January 2017, bearing interest at rates of 10% per annum, and due in January 2018. The outstanding principal and interest balances are convertible into shares of Class A common stock at the option of the debt holder at an exercise price of $1 per share.	-	10,000

On April 5, 2018, the Company entered into convertible promissory notes for an aggregate principal amount of $450,000 as part of the consideration for the acquisition of APF.  The convertible notes are due in full in 36 months and bear interest at 4.25% per annum, and are convertible into shares of Class A common stock after 6 months from the issuance date at a rate of $1 per share.  During the nine months ended September 30, 2020, $450,000 of convertible notes were forgiven. A gain on settlement of $382,384 was recognized during the nine months ended September 30, 2020.(See Note 5 and (B) below)

	-	450,000

On April 9, 2018, the Company entered into a variable convertible note for $124,199 with net proceeds of $115,000.  The note is due January 9, 2019 and bears interest at 12% per annum.  After 180 days, the note is convertible into shares of the Company's Class A common stock at a discount of 35% to the average of the three lowest trading closing prices of the stock for ten days prior to conversion.  In connection with this variable convertible note, the Company issued 76,670 shares of its Class A common stock, along with warrants to purchase 153,340 shares of Class A common stock at an exercise price of $1 per share which are immediately vested and have a 3 year contractual life.  The value of the common stock and warrants have been recorded as a discount.

	-	500
On August 30, 2018, the Company entered into a variable convertible note for $337,500 with net proceeds of $303,750. The note is due February 28, 2019 and bears interest at 10% per annum. The note is immediately convertible into shares of the Company's Class A common stock at a discount of 42% to the average of the two lowest trading closing prices of the stock for ten days prior to conversion. This note was amended in November 2019 to affect a floor in the conversion price of $0.15 per share. The note was fully converted as of September 30, 2020.	-	187,681
On October 23, 2018, the Company entered into a variable convertible note for $220,000 with net proceeds of $198,000. The note is due December 14, 2018 and bears interest at 10% per annum. The note is immediately convertible into shares of the Company's Class A common stock at a discount of 42% to the average of the two lowest trading closing prices of the stock for ten days prior to conversion. This note was amended in November 2019 to affect a floor in the conversion price of $0.15 per share. The note was fully converted as of September 30, 2020.	-	115,000

On December 7, 2018, the Company entered into a variable convertible note for $130,000 with net proceeds of $122,200. The note is due September 7, 2019 and bears interest at 12% per annum. The note is immediately convertible into shares of the Company’s Class A common stock at a discount of 40% to the lowest trading closing prices of the stock for 20 days prior to conversion. This note was amended in November 2019 to increase the principal amount by $180,000 due to penalty interest; increased the interest to 15% and affect a floor in the conversion price of $0.15 per share.	105,000	195,000
On November 6, 2019, the Company issued a convertible note for $600,000 with net proceeds of $570,000. The note is due November 6, 2020 and bears interest at 15% per annum. The note is immediately convertible into shares of the Company's Class A common stock at a fixed price of $0.15 per share.	505,000	600,000
On November 6, 2019, the Company issued a convertible note for $350,000. The note is due November 6, 2020 and bears interest at 15% per annum. The note is immediately convertible into shares of the Company's Class A common stock at a fixed price of $0.15 per share.	350,000	350,000
On November 14, 2019, the Company issued a convertible note for $137,870. The note is due November 13, 2020 and bears interest at 15% per annum. The note is immediately convertible into shares of the Company's Class A common stock at a fixed price of $0.15 per share. The note was fully converted as of September 30, 2020.	-	137,870
On November 14, 2019, the Company issued convertible note for $35,000. The note is due November 13, 2020 and bears interest at 15% per annum. The note is immediately convertible into shares of the Company's Class A common stock at a fixed price of $0.15 per share.	35,000	35,000
On November 14, 2019, the Company issued convertible note for $200,000. The note is due November 13, 2020 and bears interest at 15% per annum. The note is immediately convertible into shares of the Company's Class A common stock at a fixed price of $0.15 per share.	200,000	200,000
Total convertible notes payable	2,572,066	3,630,639
Less: discount on convertible notes payable	(339,299)	(846,833)
Total convertible notes payable, net of discount	2,232,767	2,783,806
Less: current portion of convertible notes payable	(565,813)	(1,110,118)
Long-term portion of convertible notes payable	$1,666,954	$1,673,688

(A) In May and June 2020 the Company amended the following seller notes:   The convertible note with Jeff Moss with a $720,185 balance as of May 4, 2020 was amended to extend the maturity date to May 4, 2027 at 5% interest with weekly payments of $2,605.   The principal balance was increased to $798,800 and the balance outstanding at September 30, 2020 was $771,054.  The convertible note with Dwight Hargreaves with a $551,001 balance as of June 5, 2020 was amended to extend the maturity date to June 5, 2026 at 6% interest with weekly payments of $2,316.  The principal balance was increased to $605,464 and the balance outstanding at September 30, 2020 was $581,013.  A loss on extinguishment of debt of $192,272 was recognized on these transactions.

(B)The convertible note with Andy Galbach with an outstanding balance of $450,000 was settled by forgiving $301,500 of the convertible note in exchange for an amendment of another note (one of the Secured APF Notes) which was amended to increase the principal amount by $172,179.  The amended note had an amount of $1,239,000 and accrues interest at 0% with weekly payments of $2,644 and the balance to be paid on May 27, 2022.  A gain on settlement of $129,321 on the Andy Galbach promissory note and convertible note was recognized during the nine months ended September 30, 2020. The convertible note with Carl Davis with an outstanding balance of $148,500 was settled by forgiving the entire $148,500 of the convertible note in exchange for an amendment of another note (one of the Secured APF Notes) which was amended to decrease the principal amount by $104,562.  The amended note had an amount of $450,000 and accrues interest at 0% with weekly payments of $1,442 and the balance to be paid on May 27, 2022.  A gain on settlement of $253,063 Carl Davis promissory note and convertible note was recognized during the nine months ended September 30, 2020.

The discounts on convertible notes payable arise from stock issued with notes payable, beneficial conversion features, as well as conversion features of certain convertible notes being treated as derivative liabilities (see Note 11).  The discounts are being amortized over the terms of the convertible notes payable.  Amortization of debt discounts during the nine months ended September 30, 2020 and 2019 amounted to $507,534 and $932,111, respectively, and is recorded as interest expense in the accompanying consolidated statements of operations.  The unamortized discount balance for these notes was $339,299 as of September 30, 2020, which is expected to be amortized over the next 12 months.

A summary of the activity in the Company's convertible notes payable is provided below:

Balance outstanding, December 31, 2019	$2,783,806
Repayment of notes	(270,294)
Conversion of notes payable to common stock	(545,551)
Penalty interest added to convertible note	15,000
Convertible note issued for interest	192,272
Settlement of convertible notes	(450,000)
Amortization of debt discounts	507,534
Balance outstanding, September 30, 2020	$2,232,767

Note 8 – Stockholders' Equity

Preferred Stock

The Company is authorized to issue 5,000,000 shares of $.0001 par value preferred stock.

Series B Preferred Stock

The Company is authorized to issue 100 shares of Series B preferred stock.  The Series B Preferred Stock has a $1.00 stated value and does not accrue dividends.  The Series B has the following voting rights:

•If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, shall have that number of votes (identical in every other respect to the voting rights of the holders of all classes of Common Stock or series of preferred stock entitled to vote at any regular or special meeting of stockholders) equal to two hundred percent (200%) of the total voting power of all holders of the Company’s common and preferred stock then outstanding, but not including the Series B Preferred Stock.

•If more than one share of Series B Preferred Stock is issued and outstanding at any time, then each individual share of Series B Preferred Stock shall have the voting rights equal to: Two hundred percent (200%) of the total voting power of all holders of the Company’s common and preferred stock then outstanding, but not including the Series B Preferred Stock divided by the number of shares of Series B Preferred Stock issued and outstanding at the time of voting.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders of the Series B Preferred Stock are entitled to receive out of the assets of the Company for each share of Series B Preferred Stock then held by the Holder an amount equal to the Stated Value, and all other amounts in respect thereof then due and payable before any distribution or payment shall be made to the holders of any Junior Securities.

The Series B Preferred Stock shall be convertible into shares of the Company's Class A Common Stock only as follows:

•In the event that the Holder of Series B Preferred Stock ceases to be a director of the Company, upon such director's resignation or removal from the board by any means, the shares of Series B Preferred Stock held by such resigning or removed director shall convert automatically into that same number of shares of Class A Common Stock (i.e. on a one-for-one share basis).

•Shares of Series B Preferred Stock converted into Class A Common Stock, canceled, or redeemed, shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

As of September 30, 2020 and December 31, 2019, 5 and 0 shares of preferred stock were outstanding.

Common Stock

Pursuant to the Amended and Restated Certificate of Incorporation, the Company is authorized to issue three classes of common stock: Class A common stock, which has one vote per share, Class B common stock, which has ten votes per share and Class C common stock, which has five votes per share.  Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the voting rights of the two classes of common stock will be identical.  Any holder of Class C common stock may convert 25% of his or her shares at any time after the 3rd to 6th anniversary into shares of Class A common stock on a share-for-share basis. Otherwise the voting rights of the two classes of common stock will be identical.

The Company had the following transactions in its common stock during the nine months ended September 30, 2020:

•Issued 6,941,753 Class A common stock for cash for total proceeds of $374,000;

•Issued 4,648,879 Class A common stock for the conversion of convertible debt and accrued interest of $697,332;

•Issued 1,617,067 Class A common stock and 1,617,067 Class C common stock to the Seller of Deluxe for the settlement of debt of $485,120; the fair value of the stock was $330,528.  The Company recognized a gain on the settlement of debt of $154,592;

•Issued 300,000 Class A common stock with a fair value of $44,700 to a noteholder as penalty interest; and

•Issued 4,023,088 Class B common stock to settle unpaid salaries of $603,463.

Stock Options

The Company has issued stock options to purchase shares of the Company’s Class A common stock issued pursuant to the Company's 2016 Stock Option and Stock Award Plan (the "Plan").  The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards on the date of grant and on each modification date.

The following summarizes the stock option activity for the nine months ended September 30, 2020:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value
Outstanding at December 31, 2019	1,790,000	$0.19	8.10	$176,445
Granted	-
Forfeited	-
Exercised	-
Outstanding at September 30, 2020	1,790,000	$0.19	7.34	$-

Vested and expected to vest
at September 30, 2020	1,790,000	$0.19	7.34	$-

Exercisable at September 30, 2020	1,175,094	$0.23	7.20	$-

The following table summarizes information about options outstanding and exercisable as of September 30, 2020:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Price	of Shares	Life (Years)	Price	of Shares	Price

$0.05	979,000	7.63	$0.05	516,313	$0.05
0.10	85,000	7.53	0.10	47,813	0.10
0.13	388,500	6.84	0.13	315,656	0.13
0.26	114,000	6.59	0.26	99,750	0.26
0.90	223,500	6.52	0.90	195,563	0.90
	1,790,000			1,175,095

During the nine months ended September 30, 2020 and 2019, stock option expense amounted to $58,887 and $58,667, respectively.  Unrecognized stock option expense as of September 30, 2020 amounted to $62,493 which will be recognized over a period extending through December 2022.

Warrants

As of September 30, 2020, the Company had 275,000 warrants outstanding with a weighted average exercise price of $1.01 and a weighted average remaining life of 0.48 years.

Note 9 – Business Combinations

Morris

On January 9, 2019, (with an effective date of January 1, 2019) the Company entered into a Securities Purchase Agreement (the "SPA") with Morris Sheet Metal Corp., an Indiana corporation, JTD Spiral, Inc. a wholly owned subsidiary of MSM, an Indiana corporation, Morris Enterprises LLC, an Indiana limited liability company and Morris Transportation LLC, an Indiana limited liability company.  This acquisition was considered an acquisition of a business under ASC 805.

A summary of the purchase price allocation at fair value is below.

Purchase Allocation
Cash	$192,300
Accounts receivable	2,146,541
Inventory	453,841
Contract assets	210,506
Property and equipment	4,214,965
Customer list	490,000
Goodwill	113,592
Accounts payable	(234,236)
Accrued expenses	(351,865)
Contract liabilities	(92,043)
Notes payable	(1,033,695)
$6,109,906

The purchase price was paid as follows:

Cash	$2,159,906
Seller notes	3,450,000
Acquisition contingency	500,000
$6,109,906

One year after the closing date, the sellers will calculate monthly the 85/25 requirement to meet the Construction Industry Exemption for the Withdraw Liability (WDL). If the calculations verify Morris Sheet Metal Corp. and/or JTD Spiral, Inc. met the Exemption requirement for six consecutive months the Company will pay the sellers a $500,000 success fee.  In January 2020, the Company determined that the conditions were not met; therefore the Company is no longer required to pay the additional $500,000.

Simultaneous with the purchase of Morris, a building, owned by Morris prior to the acquisition, was sold in a sale-leaseback transaction agreement, whereby the building was leased from the buyer for 15 years.  The proceeds from the sale-leaseback of $3,267,000 were used to fund the cash consideration to the sellers.  The building and the lease is being treated as a financing lease (see Note 4).

Deluxe

On November 6, 2019, the Company purchased Deluxe Sheet Metal, Inc., an Indiana corporation, DSM Holding, LLC, an Indiana limited liability company, and Lonewolf Enterprises, LLC, an Indiana limited liability company (collectively “Deluxe”) This acquisition was considered an acquisition of a business under ASC 805.

A summary of the purchase price allocation at fair value is below.

Purchase Allocation
Cash	$140,948
Accounts receivable	2,785,454
Inventory	736,312
Prepaid expenses and other current assets	61,320
Contract assets	350,138
Property and equipment	9,502,045
Customer list	1,050,000
Accounts payable	(1,122,317)
Accrued expenses and other current liabilities	(163,891)
Contract liabilities	(155,016)
Notes payable	(7,544,871)
Bargain purchase gain	(2,143,779)
$3,496,343

The Company recognized a bargain purchase gain of $2,143,779 on the acquisition of Deluxe due to the seller being motivated to sell in order to focus his time and effort on another business venture.

The purchase price was paid as follows:

Cash	$1,100,000
Seller notes	2,396,343
$3,496,343

Simultaneous with the purchase of Deluxe, a building, owned by Deluxe prior to the acquisition, was sold in a sale-leaseback transaction agreement, whereby the building was leased from the buyer for 15 years.  The proceeds from the sale-leaseback of $9,000,000 were used to fund the cash consideration to the sellers.  The building and the lease is being treated as a financing lease (see Note 4).

Excel

On February 21, 2020, the Company purchased Excel Fabrication, LLC., an Idaho Limited Liability Company (“Excel”).  This acquisition was considered an acquisition of a business under ASC 805.

A summary of the purchase price allocation at fair value is below. The business combination accounting is not yet complete and the amounts assigned to assets acquired and liabilities assumed are provisional.  Therefore, this may result in future adjustments to the provisional amounts as information is obtained about facts and circumstances that existed at the acquisition date.

Purchase Allocation
Cash	$174,283
Accounts receivable	1,943,480
Inventory	9,075
Property and equipment	2,958,190
Customer list	710,000
Accounts payable	(340,151)
Accrued expenses and other current liabilities	(262,506)
Bargain purchase gain	(64,371)
$5,128,000

The Company recognized a bargain purchase gain of $64,371 on the acquisition of Excel due to the seller being motivated to sell in order to focus his time and effort on another business venture.

The purchase price was paid as follows:

Cash	$2,600,000
Contingent consideration	228,000
Seller notes	2,300,000
$5,128,000

As part of the purchase price, the Company is also liable to the seller for royalty payments over a period of 5 years whenever revenues exceed certain thresholds as provided for in the purchase agreement at rates ranging from 2% to 7%.

Simultaneous with the purchase of Excel, a building, owned by Excel prior to the acquisition, was sold in a sale-leaseback transaction agreement, whereby the building was leased from the buyer for 15 years.  The proceeds from the sale-leaseback of $2,000,000 were used to fund the cash consideration to the seller.  The building and the lease is being treated as a financing lease (see Note 4).

The following are the unaudited pro forma results of operations for the nine months ended September 30, 2020 and 2019, as if Morris, Deluxe and Excel had been acquired on January 1, 2019.  The pro forma results include estimates and assumptions which management believes are reasonable.  However, pro forma results do include any anticipated cost savings or other effects of the planned integration of these entities, and are not necessarily indicative of the results that would have occurred if the business combination had been in effect on the dates indicated.

	Pro Forma Combined Financials (unaudited)
	Nine Months Ended September 30,
	2020	2019
Sales	$27,593,838	$33,294,604
Cost of goods sold	22,149,408	28,151,286
Gross profit	5,444,430	5,143,318
Operating expenses	8,533,382	8,000,916
Loss from operations	(3,088,952)	(2,857,598)
Net loss from continuing operations	(3,519,447)	(6,198,953)
Loss per share	(0.03)	(0.10)

Note 10 – Industry Segments

This summary presents the Company's segments, QCA, APF, Morris, Deluxe and Excel for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue
QCA	$2,810,987	$2,252,997	$7,194,615	$7,056,674
APF	429,928	966,735	2,215,344	3,925,190
Morris	2,753,055	3,820,472	8,524,481	9,561,843
Deluxe	1,938,446	-	5,841,714	-
Excel	797,217	-	2,831,939	-
Unallocated and eliminations	-	47,978	-	146,307
	$8,729,633	$7,088,182	$26,608,093	$20,690,014

Gross profit
QCA	$975,354	$711,053	$2,110,820	$2,083,729
APF	19,908	294,722	190,613	1,180,619
Morris	579,126	702,675	1,759,578	1,747,619
Deluxe	(217,264)	-	191,953	-
Excel	(17,897)	-	802,023	-
Unallocated and eliminations	-	68,409	-	135,853
	$1,339,227	$1,776,859	$5,054,987	$5,147,820

Income (loss) from operations
QCA	$507,984	$111,832	$547,017	$179,707
APF	(115,955)	110,454	(1,433,884)	561,990
Morris	322,385	423,083	705,449	507,162
Deluxe	(489,243)	-	(795,492)	-
Excel	(363,038)	-	(105,427)	-
Unallocated and eliminations	(434,184)	(608,377)	(2,199,556)	(1,611,035)
	$(572,051)	$36,992	$(3,281,893)	$(362,176)

Depreciation and amortization
QCA	$81,310	$84,398	$213,534	$253,192
APF	71,961	82,514	242,180	286,119
Morris	118,385	95,342	335,819	281,310
Deluxe	176,249	-	581,412	-
Excel	94,635	-	182,603	-
Unallocated and eliminations	10,520	8,333	27,056	24,999

	$553,060	$270,587	$1,582,604	$845,620

Interest Expenses
QCA	$174,541	$180,014	$421,683	$538,252
APF	58,742	94,562	193,753	263,071
Morris	234,735	150,138	819,807	302,724
Deluxe	209,835	-	604,122	-
Excel	122,636	-	299,665	-
Unallocated and eliminations	338,973	274,130	1,355,501	1,632,921
	$1,139,462	$698,844	$3,694,531	$2,736,968

Net income (loss)
QCA	$322,002	$9,736	$156,453	$(156,877)
APF	78,366	15,892	(1,301,980)	298,919
Morris	93,308	272,945	401,705	209,063
Deluxe	(699,078)	-	(1,301,677)	-
Excel	(421,303)	-	(340,721)	-
Unallocated and eliminations	(773,157)	2,506,609	(1,326,168)	(3,932,937)
	$(1,399,862)	$2,805,182	$(3,712,388)	$(3,581,832)

			As of	As of
			September 30,	December 31,
			2020	2019
Total Assets
QCA			$7,839,369	$6,359,711
APF			3,040,728	5,344,175
Morris			7,701,550	8,771,165
Deluxe			12,599,230	14,810,307
Excel			4,811,609	-
Unallocated and eliminations			598,613	516,240
			$36,591,099	$35,801,598

Goodwill
QCA			$1,963,761	$1,963,761
APF			-	440,100
Morris			113,592	113,592
Deluxe			-	-
Excel			-	-
Unallocated and eliminations			-	-
			$2,077,353	$2,517,453

Accounts receivable, net
QCA			$1,780,945	$1,234,898
APF			270,263	831,477
Morris			2,737,766	3,488,340
Deluxe			2,102,980	3,156,492
Excel			1,240,785	-
Unallocated and eliminations			-	20,358
			$8,132,739	$8,731,565

Note 11 – Derivative Liabilities and Fair Value Measurements

Derivative liabilities

The Company has issued convertible notes payable that were evaluated under the guidance in ASC 815-40, Derivatives and Hedging, and were determined to have characteristics of derivative liabilities.  As a result of the characteristics of these notes, the conversion options relating to previously issued convertible debt and outstanding Class A common stock warrants were also required to be accounted for as derivative liabilities under ASC 815.  Under this guidance, this derivative liability is marked-to-market at each reporting period with the non-cash gain or loss recorded in the period as a gain or loss on derivatives.

The valuation of our embedded derivatives is determined by using the Black-Scholes Option Pricing Model.  As such, our derivative liabilities have been classified as Level 3.

The Company estimated the fair value of the derivative liabilities using the Black-Scholes Option Pricing Model and the following key assumptions at December 31, 2019:

December 31,
2019

Risk free rate	1.60%
Volatility	287%-298%
Expected terms (years)	0.5 to 1.26
Dividend rate	0%

Fair value measurements

ASC 820, Fair Value Measurements and Disclosures , defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level of input that is significant to the fair value measurement of the instrument.

The following table provides a summary of the fair value of the derivative liabilities as of September 30, 2020 and December 31, 2019.  There were no derivative liabilities at September 30, 2020 as the convertible notes with variable conversion prices were repaid during the nine months ended September 30, 2020.

	Fair Value	Fair Value Measurements at
	As of	September 30, 2020
Description	September 30, 2020	Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Conversion feature on convertible notes	$-	$-	$-	$-

	Fair Value	Fair Value Measurements at
	As of	December 31, 2019
Description	December 31, 2019	Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Conversion feature on convertible notes	$2,298,609	$-	$-	$2,298,609

The below table presents the change in the fair value of the derivative liabilities during the nine months ended September 30, 2020:

Derivative liability balance, December 31, 2019	$2,298,609
Change in derivative liability during the period	(2,298,609)
Derivative liability balance, September 30, 2020	$-

Note 12 – Discontinued Operations

In December 2018, the Company decided to shut down the operations of its VWES subsidiary.  In February 2019, VWES filed for Chapter 7 bankruptcy.

VWES has been presented as discontinued operations in the accompanying consolidated financial statements.

The operating results for VWES have been presented in the accompanying consolidated statement of operations for the nine months ended September 30, 2020 and 2019 as discontinued operations and are summarized below:

	Nine Months Ended September 30,
	2020	2019
Revenue	$-	$-
Cost of revenue	-	-
Gross Profit	-	-
Operating expenses	-	95,179
Loss from operations	-	(95,179)
Other income (expenses)	-	-
Net loss	$-	$(95,179)

As of September 30, 2019, VWES’ bankruptcy was completed and the Company removed all the assets and liabilities of VWES resulting in a gain on the disposition of discontinued operations of $2,515,028.

Note 13 – Subsequent Events

On November 12 2020 by Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolutions establishing a new series of Preferred Stock of the Company, consisting of 2,028,572 shares designated and authorized “Series C Convertible Preferred Stock” for the purpose of a future acquisition.

The Series C Convertible Preferred Stock have a par value of $0.0001 per share and a stated value of $3.50 per share, do not accrue dividends, will automatically convert to the Class A common stock on the earlier to occur of (a) the fifth day after the twenty-four month anniversary of the original issue date or (b) the fifth day after the date on which the Company’s Class A common stock first trades on a national securities exchange (including but not limited to NASDAQ, NYSE, or NYSE American but excluding OTCQX Market) and will vote together with the Class A common stock on a one-vote-for-one preferred share basis.

Subsequent to September 30, 2020, the Company sold 2,000,000 shares of Class A common stock for cash proceeds of $76,000.

On October 29, 2020, QCA’s finance lease with Hitachi Capital America Corp was amended to reflect a 72 month installment term with payments totaling $214,064 over the new term of the lease.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

There are statements in this Report that are not historical facts. These "forward-looking statements" can be identified by use of terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Report carefully, especially the risks discussed under "Risk Factors." Although management believes that the assumptions underlying the forward-looking statements included in this Report are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Report will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We expressly disclaim any obligation to update or revise any forward-looking statements.

Overview and Highlights

Company Background

Alpine 4 Technologies Ltd. ("we", “our”, or the "Company") was incorporated under the laws of the State of Delaware on April 22, 2014.  We are a publicly traded conglomerate that is acquiring businesses that fit into its disruptive DSF business model of Drivers, Stabilizers, and Facilitators.   At Alpine 4, we understand the nature of how technology and innovation can accentuate a business.  Our focus is on how the adaptation of new technologies even in brick and mortar businesses can drive innovation.   We also believe that our holdings should benefit synergistically from each other and that the ability to have collaboration across varying industries can spawn new ideas and create fertile ground for competitive advantages.  This unique perspective has culminated in the development of our Blockchain-enabled Enterprise Business Operating System called SPECTRUMebos.

As of the date this Report was filed, the Company was a holding company that owned seven operating subsidiaries: ALTIA, LLC; Quality Circuit Assembly, Inc.; American Precision Fabricators, Inc.; Morris Sheet Metal, Corp; and JTD Spiral, Inc.; Deluxe Sheet Metal, Inc,; and Excel Fabrication, LLC. As discussed in more detail below, we previously had an additional subsidiary, Venture West Energy Services (formerly Horizon Well Testing, LLC). However, as of December 31, 2018, we discontinued operations on this company.  In the first quarter of 2020, we also created three additional subsidiaries to act as silo holding companies, organized by industries.  These silo subsidiaries are A4 Construction Services, Inc. (“A4 Construction”), A4 Manufacturing, Inc. (“A4 Manufacturing”), and A4 Technologies, Inc. (“A4 Technologies”). All three are Delaware corporations. Each is authorized to issue 1,500 shares of common stock with a par value of $0.01 per share, and the Company is the sole shareholder of each of these three subsidiaries.  In July 2020, the Company began the process of expanding its subsidiaries QCA and Excel into APF’s Fort Smith, AR facility.   Over the next 6 months the Company will begin the repurposing of that facility to meet new ISO standards and other certifications held by QCA.

Business Strategy

What We Do:

Alexander Hamilton in his “Federalist paper #11”, said that our adventurous spirit distinguishes the commercial character of America.  Hamilton knew that our freedom to be creative gave American businesses a competitive advantage over the rest of the world.  We believe that Alpine 4 also exemplifies this spirit in our subsidiaries and that our greatest competitive advantage is our highly diverse business structure combined with a culture of collaboration.

It is our mandate to grow Alpine 4 into a leading, multi-faceted holding company with diverse subsidiary holdings with products and services that not only benefit from one another as a whole, but also have the benefit of independence.  This type of corporate structure is about having our subsidiaries prosper through strong onsite leadership while working synergistically with other Alpine 4 holdings.  The essence of our business model is based around acquiring B2B companies in a broad spectrum of industries via our acquisition strategy of DSF (Drivers, Stabilizer, Facilitator).  Our DSF business model (which is discussed more below) offers our shareholders an opportunity to own small-cap businesses that hold defensible positions in their individual market space.  Further, Alpine 4’s greatest opportunity for growth exists in the smaller to middle-market operating companies with revenues between $5 to $150 million annually.  In this target-rich environment, businesses generally sell at more reasonable multiples, presenting greater opportunities for operational and strategic improvements that have greater potential to enhance profit.

Driver, Stabilizer, Facilitator (DSF)

Driver:  A Driver is a company that is in an emerging market or technology, that has enormous upside potential for revenue and profits, with a significant market opportunity to access.  These types of acquisitions are typically small, brand new companies that need a structure to support their growth.

Stabilizer:  Stabilizers are companies that have sticky customers, consistent revenue and provide solid net profit returns to Alpine 4.

Facilitators:  Facilitators are our “secret sauce”.  Facilitators are companies that provide a product or service that an Alpine 4 sister company can use as leverage to create a competitive advantage.

When you blend these categories into a longer-term view of the business landscape, you can then begin to see the value-driving force that makes this a truly purposeful and powerful business model.  As stated earlier, our greatest competitive advantage is our highly diversified business structure combined with a collaborative business culture, that helps drive out competition in our markets by bringing; resources, planning, technology and capacity that our competitors simply do not have.  DSF reshapes the environment each subsidiary operates in by sharing and exploiting the resources each company has, thus giving them a competitive advantage that their peers do not have.

How We Do It:

Optimization vs. Asset Producing

The process to purchase a perspective company can be long and arduous.  During our due diligence period, we are validating and determining three major points, not just the historical record of the company we are buying.  Those three major points are what we call the “What is, What Should Be and What Will Be”.

•

“The What Is” (TWI).  TWI is the defining point of where a company is holistically in a myriad of metrics; Sales, Finance, Ease of Operations, Ownership and Customer Relations to name a few. Subsequently, this is usually the point where most acquirers stop in their due diligence.  We look to define this position not just from a number’s standpoint, but also how does this perspective map out to a larger picture of culture and business environment.

•

“The What Should Be” (TWSB).  TWSB is the validation point of inflection where we use many data inputs to assess if TWI is out of the norm with competitors, and does that data show the potential for improvement.

•

“The What Will Be” (TWWB).  TWWB is how we seek to identify the net results or what we call Kinetic Profit (KP) between the TWI and TWSB.  The keywords are Kinetic Profit.  KP is the profit waiting to be achieved by some form of action or as we call it, the Optimization Phase of acquiring a new company.

Optimization:  During the Optimization Phase, we seek to root up employees with in-depth training on various topics.  Usually, these training sessions include; Profit and Expense Control, Production Planning, Breakeven Analysis and Profit Engineering to name a few.  But the end game is to guide these companies to: become net profitable with the new debt burden placed on them post-acquisition, mitigate the loss of sales due to acquisition attrition (we typically plan on 10% of our customers leaving simply due to old ownership not being involved in the company any longer), potential replacement of employees that no longer wish to be employed post-acquisition and other ancillary issues that may arise.  The Optimization Phase usually takes 12-18 months post-acquisition and a company can fall back into Optimization if it is stagnant or regresses in its training.

Asset Producing:  Asset Producing is the ideal point where we want our subsidiaries to be.  To become Asset Producing, subsidiary management must have completed prescribed training formats, proven they understand the key performance indicators that run their respective departments and finally, the subsidiaries they manage must have posted a net profit for 3 consecutive months.

Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and had accumulated a deficit of $35,457,916 as of September 30, 2020 a large amount was from non-cash issuance of stock to executives in 2015-2017.  The Company requires capital for its contemplated operational and marketing activities.  The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.  Our net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.  Our financial statements contain additional note disclosures describing the management's assessment of our ability to continue as a going concern.

The management of Alpine 4 understands the basis for including a going concern in this filing.  However, management points out that over the past 6 years, Alpine 4 has consistently been able to operate under the current working capital environment and the going concern is nothing new or a recent event.  It is also not something that is unique to Alpine 4 and various other companies carry a Going Concern on their financial statements.  In order to mitigate the risk related with the going concern uncertainty, the Company has a three-fold plan to resolve these risks.  First, the acquisitions of QCA,  Morris, Deluxe and most recently Excel have allowed for an increased level of cash flow to the Company.  Second, the Company is considering other potential acquisition targets that, like QCA, Morris, Deluxe and Excel, should increase income and cash flow to the Company.  Third, the Company is exploring equity alternatives that can supplement ongoing cash needs.

Results of Operations

The following are the results of our operations for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019.

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	$ Change

Revenue	$8,729,633	$7,088,182	$1,641,451
Cost of revenue	7,390,406	5,311,323	2,079,083
Gross Profit	1,339,227	1,776,859	(437,632)

Operating expenses:
General and administrative expenses	1,911,278	1,739,867	171,411
Total operating expenses	1,911,278	1,739,867	171,411
Loss from operations	(572,051)	36,992	(609,043)

Other income (expenses)
Interest expense	(1,139,462)	(698,844)	(440,618)
Change in value of derivative liabilities	-	3,389,116	(3,389,116)
Gain on extinguishment of debt	253,063	-	253,063
Bargain purchase gain	64,371	-	64,371
Other income	(5,783)	77,918	(83,701)
Total other expenses	(827,811)	2,768,190	(3,596,001)

Loss before income tax	(1,399,862)	2,805,182	(4,205,044)

Income tax expense	-	-	-

Net loss	$(1,399,862)	$2,805,182	$(4,205,044)

Revenue

Our revenues for the three months ended September 30, 2020, increased by $1,641,451 as compared to the three months ended September 30, 2019.  In 2020, the increase in revenue related to $1,938,446 for Deluxe (acquired in November 2019); $797,217 for Excel (acquired in February 2020); and $557,990 for QCA; offset by a decrease of $1,067,417 for Morris (acquired in January 2019); $536,807 for APF and $47,978 relating to the 6th Sense Auto and Brake Active services of ALTIA.  The increase in revenue was driven by the acquisitions of Deluxe and Excel.  We expect our revenue to continue to grow over the remainder of 2020.

Cost of revenue

Our cost of revenue for the three months ended September 30, 2020, increased by $2,079,083 as compared to the three months ended September 30, 2019.  In 2020, the increase in our cost of revenue related to $2,155,710 for Deluxe; $815,114 for Excel; $293,689 for QCA; and $20,431 relating to the 6th Sense Auto and Brake Active services of ALTIA; offset by a decrease of $943,868 for Morris and $261,993 for APF. The increase in cost of revenue among all the different segments was the result of the increase in revenues as described above.  We expect our cost of revenue to increase over the next year as our revenue increases.

Operating expenses

Our operating expenses for the three months ended September 30, 2020, increased by $171,411 as compared to the three months ended September 30, 2019.  The increase is due to the cost of operating the additional operations with the acquisitions of Deluxe and Excel offset by a reduction in expenses due to cross sharing of resources between corporate and our subsidiaries.

Other expenses

Other expenses for the three months ended September 30, 2020, decreased by $3,596,001 as compared to the same period in 2019.  This decrease was primarily due to the change in derivative liability.

The following are the results of our operations for the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019.

	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019	$ Change

Revenue	$26,608,093	$20,690,014	$5,918,079
Cost of revenue	21,553,106	15,542,194	6,010,912
Gross Profit	5,054,987	5,147,820	(92,833)

Operating expenses:
General and administrative expenses	7,225,280	5,509,996	1,715,284
Impairment loss of intangible asset and goodwill	1,111,600	-	1,111,600
Total operating expenses	8,336,880	5,509,996	2,826,884
Loss from operations	(3,281,893)	(362,176)	(2,919,717)

Other income (expenses)
Interest expense	(3,694,531)	(2,736,968)	(957,563)
Change in value of derivative liabilities	2,298,609	(689,369)	2,987,978
Gain on extinguishment of debt	344,704	-	344,704
Change in fair value of contingent consideration	500,000	-	500,000
Bargain purchase gain	64,371	-	64,371
Other income	56,352	206,681	(150,329)
Total other expenses	(430,495)	(3,219,656)	2,789,161

Loss before income tax	(3,712,388)	(3,581,832)	(130,556)

Income tax expense	-	-	-

Loss from continuing operations	(3,712,388)	(3,581,832)	(130,556)

Discontinued operations	-	2,419,849	(2,419,849)

Net loss	$(3,712,388)	$(1,161,983)	$(2,550,405)

Revenue

Our revenues for the nine months ended September 30, 2020, increased by $5,918,079 as compared to the nine months ended September 30, 2019.  In 2020, the increase in revenue related to $5,841,714 for Deluxe (acquired in November 2019); $2,831,939 for Excel (acquired in February 2020); and $137,941 for QCA; offset by a decrease of $1,709,846 for APF; $1,037,362 for Morris and $146,307 relating to the 6th Sense Auto and Brake Active services of ALTIA.  The increase in revenue was driven by the acquisitions of Morris, Deluxe and Excel.  We expect our revenue to continue to grow over the remainder of 2020.

Cost of revenue

Our cost of revenue for the nine months ended September 30, 2020, increased by $6,010,912 as compared to the nine months ended September 30, 2019.  In 2020, the increase in our cost of revenue related to $5,649,761 for Deluxe; $2,029,916 for Excel; $110,850 for QCA; offset by a decrease of $1,049,321 for Morris; $719,840 for APF; and $10,454 relating to the 6th Sense Auto and Brake Active services of ALTIA. The increase in cost of revenue among all the different segments was the result of the increase in revenues as described above.  We expect our cost of revenue to increase over the next year as our revenue increases.

Operating expenses

Our operating expenses for the nine months ended September 30, 2020, increased by $2,826,884 as compared to the nine months ended September 30, 2019.  The increase is a result of the impairment loss of $1,111,600 related to the customer list and goodwill for APF and also due to the cost of operating the additional operations with the acquisitions of Deluxe and Excel offset by a reduction in expenses due to cross sharing of resources between corporate and our subsidiaries.

Other expenses

Other expenses for the nine months ended September 30, 2020, decreased by $2,789,161 as compared to the same period in 2019.  This decrease was primarily due to the change in derivative liability and the change in fair value of contingent consideration.

Discontinued operations

In December 2018, we decided to shut down the operations of our VWES subsidiary.  In February 2019, VWES filed for Chapter 7 bankruptcy.

VWES has been presented as discontinued operations in the accompanying consolidated financial statements.

As of September 30, 2019, VWES’ bankruptcy was completed, and the Company removed all the assets and liabilities of VWES, resulting in a gain on the disposition of discontinued operations of $2,515,028.

Liquidity and Capital Resources

We have financed our operations since inception from the sale of common stock, capital contributions from stockholders and from the issuance of notes payable and convertible notes payable.  We expect to continue to finance our operations from our current operating cash flow and by the selling shares of our common stock and or debt instruments.

In April and May 2020 we received seven loans under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act totaling $3,896,107.  The loans have terms of 24 months and accrue interest at 1% per annum.  We expect some or all of these loans to be forgiven as provided by in the CARES Act.

Management expects to have sufficient working capital for continuing operations from either the sale of its products or through the raising of additional capital through private offerings of our securities. Additionally, the Company is monitoring additional businesses to acquire which management hopes will provide additional operating revenues to the Company.  There can be no guarantee that the planned acquisitions will close or that they will produce the anticipated revenues on the schedule anticipated by management.

The Company also may elect to seek bank financing or to engage in debt financing through a placement agent.  If the Company is unable to raise sufficient capital from operations or through sales of its securities or other means, we may need to delay implementation of our business plans.

Off-Balance Sheet Arrangements

The Company has not entered into any transactions with unconsolidated entities whereby the Company has financial guarantees, subordinated retained interests, derivative instruments, or other contingent arrangements that expose the Company to material continuing risks, contingent liabilities, or any other obligation under a variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to the Company.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require that we make certain assumptions and estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period.  On an ongoing basis, management evaluates its estimates, including those related to collection of receivables, impairment of goodwill, contingencies, calculation of derivative liabilities and income taxes. Management bases its estimates and judgments on historical experiences and on various other factors believed to be reasonable under the circumstances. Actual results under circumstances and conditions different than those assumed could result in material differences from the estimated amounts in the financial statements.

For a summary of our critical accounting policies, refer to Note 2 of our unaudited consolidated financial statements included under Item 1 – Financial Statements in this Form 10-Q.

Item 3. Qualitative and Qualitative Disclosures About Market Risk.

As a Smaller Reporting Company, the Company is not required to include the disclosure under this Item.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As required by Rule 13a-15 under the Securities Exchange Act of 1934, we have carried out an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this quarterly report, September 30, 2020. This evaluation was carried out under the supervision and with the participation of our management, including our Chief Executive Officer.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed in our company's reports filed under the Securities Exchange Act of 1934 is accumulated and communicated to management, including our Chief Executive Officer, to allow timely decisions regarding required disclosure.

Based upon that evaluation, we have concluded that our disclosure controls and procedures were ineffective as of the end of the period covered by this report due to the following material weaknesses in our internal control over financial reporting, many of which are indicative of many small companies with small staff: (i) inadequate segregation of duties and effective risk assessment; and  (ii) inadequate control activities and monitoring processes over financial reporting.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended September 30, 2020, that have materially affected or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1.   Legal Proceedings.

None

Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds.

None

Item 3.  Defaults Upon Senior Securities.

None

Item 5.  Other Information

Not Applicable

Item 6.                Exhibits.

3.1	Certificate of Incorporation (previously filed with the Commission as an exhibit to the Company's Form 10 and incorporated herein by reference)

3.2	Bylaws (previously filed with the Commission as an exhibit to the Company's Form 10 and incorporated herein by reference)

3.3	Certificate of Amendment to Certificate of Incorporation (previously filed with the Commission as an exhibit to the Company's Form 8-K on July 18, 2014, and incorporated herein by reference)

3.4	Certificate of Amendment to Certificate of Incorporation (previously filed with the Commission as an exhibit to the Company's Form 8-K on July 18, 2014, and incorporated herein by reference)

10.13	APF Securities Agreement (incorporated by reference to Alpine 4's Current Report on Form 8-K filed with the Commission on April 9, 2018)

10.14	Secured Promissory Notes (incorporated by reference to Alpine 4's Current Report on Form 8-K filed with the Commission on April 9, 2018)

10.15	Secured Convertible Notes (incorporated by reference to Alpine 4's Current Report on Form 8-K filed with the Commission on April 9, 2018)

10.16	Security Agreement (incorporated by reference to Alpine 4's Current Report on Form 8-K filed with the Commission on April 9, 2018)

10.17	Consulting Services Agreement (incorporated by reference to Alpine 4's Current Report on Form 8-K filed with the Commission on April 9, 2018)

31	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Definition

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alpine 4 Technologies Ltd.

Dated: November 16, 2020

By: /s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer, Chief Financial Officer, President and Director (Principal Executive Officer, Principal Accounting Officer)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) February 5, 2021

Alpine 4 Technologies Ltd.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55205	46-5482689
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

2525 E Arizona Biltmore Circle, Suite 237

Phoenix, AZ 85016

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

480-702-2431

(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).     Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.03Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 5, 2021, Alpine 4 Technologies Ltd., a Delaware corporation (the “Company”), filed with the Secretary of State of Delaware a Certificate of Amendment to the Company’s Certificate of Incorporation to change the name of the Company and to increase the number of authorized shares of Class A Common Stock from 125,000,000 to 195,000,000.

The change in the Company’s name (the “Name Change”) must be approved by the Financial Industry Regulatory Authority (“FINRA”). An application has been submitted to FINRA relating to the Name Change. Additional information relating to the Name Change and the status of the FINRA approval process will be provided by the Company.

The increase in the Company’s authorized Class A Common Stock is not required to be approved by FINRA and took effect on February 5, 2021.

Item 9.01Financial Statement and Exhibits.

(d)Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpine 4 Technologies Ltd.

By:	/s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer, President (Principal Executive Officer)